SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)of the Securities Exchange Act of 1934

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Cowlitz Bancorporation
(Name of Registrant as Specified in Its Charter)

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customer first banking TM

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 27, 2005

To the Shareholders of Cowlitz Bancorporation:

Notice is hereby given that the Annual Meeting of the shareholders of Cowlitz Bancorporation will be held at the Monticello Hotel, 1405 17th Avenue, Longview Washington on Friday, May 27, 2005 at 10:00 a.m. local time for the purpose of considering and voting upon the following matters:

1.	Election of Directors. To elect seven directors to serve until the next annual meeting;

2.	Any other business properly brought before the Annual Meeting or any adjournments or postponements thereof.

Those shareholders of record at the close of business on March 21, 2005 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend in person, we request that you promptly complete, sign, and return the enclosed proxy card.

We look forward to seeing you at our 2005 Annual Meeting.

Sincerely, on behalf of the Board of Directors,

Cowlitz Financial Center
PO Box 1518 / 927 Commerce Avenue
Longview, WA 98632
(360) 423-9800
PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
 MAY 27, 2005

This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about April 25, 2005 in connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders (the "Meeting") of Cowlitz Bancorporation (the "Company") to be held on Friday, May 27, 2005 and any adjournment of postponement thereof, for the purposes set forth in the accompanying Notice of Meeting and described in more detail herein.

VOTING AND PROXY PROCEDURE

Shareholders Entitled to Vote. Shareholders of record as of the close of business on March 21, 2005 are entitled to vote at the Annual Meeting. As of March 21, 2005, the Company had 4,174,552 shares of Common Stock issued and outstanding and 239 shareholders of record.

Quorum. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as shares present at the Annual Meeting for purposes of determining the existence of a quorum.

Voting by Proxy. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. Where no instructions are indicated, proxies will be voted FOR the election of the nominees for director.

Please mark, sign, and date the enclosed proxy and return it in the postage-paid envelope provided. If your shares are held by a broker, bank or other nominee, follow the instructions on the card ADP Proxy Services sent to you. You are welcome to attend the meeting even if you vote by proxy.

How Votes are Counted. Each share of Common Stock is entitled to one vote on each matter properly presented at the Annual Meeting. The seven nominees receiving the largest number of affirmative votes cast at the Annual Meeting will be elected as directors. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee.

Revocation of a Proxy; Voting at the Meeting. Shareholders who execute and submit proxies retain the right to revoke them at any time before they are voted. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company at the address above, by submitting a proxy bearing a later date, or by casting a ballot at the Annual Meeting.

Attendance at the Annual Meeting will not automatically revoke a proxy. You must request a ballot and vote in person to revoke a prior granted proxy. If your shares are held by a broker, bank or other nominee, you will need to contact the nominee to revoke a proxy or change your vote. You will not be able to vote or revoke a proxy at the meeting if your shares are held by a nominee.

Costs of Solicitation. In addition to mailing this material to shareholders of record, the Company has asked banks and brokers to forward copies to persons for whom they hold shares of Common Stock and request authority to execute the proxies. The Company will reimburse the banks and brokers for reasonable out-of-pocket expenses. Officers and other employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact.

Shares Owned by Directors, Executive Officers, and other Key Personnel. As of March 21, 2005, directors, executive officers, and other key personnel beneficially owned 464,316 shares, of which 159,566 shares are entitled to vote. Those shares represent approximately 3.82% of the shares entitled to vote at the meeting.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Comments and questions directed to the Company's Board of Directors should be submitted to the Company's Corporate Secretary, Lynda Altman, at Cowlitz Bancorporation, PO Box 1518, Longview, Washington. These comments will be communicated to the Board at its next regular meeting. No communications of this type were received in 2004. The Company does not have a formal policy regarding attendance of directors at the annual meeting of shareholders, but strongly encourages attendance by all directors. All directors attended the 2004 annual meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company with respect to each person known to the Company to own more than 5% of the outstanding Common Stock, directors, executive officers, and key personnel of the Company as identified herein and by all directors and executive officers as a group as of March 21, 2005. The total number of shares issued and outstanding as of March 21, 2005 was 4,174,552. Each beneficial owner has the sole power to vote and to dispose of all shares of Common Stock owned by such beneficial owner.

Name & Position of Beneficial Owner	Total	Exercisable	Total
	Shares*	Options	Percentage
Nominated Directors, Executive Officers, and Key Personnel
Mark F. Andrews, Jr. - Director	116,415	52,500	2.79%
Ernie D. Ballou - VP & Director	45,735	45,000	1.10%
Richard J. Fitzpatrick - President, CEO & Director	89,228	75,000	2.14%
John S. Maring - Director	85,894	57,000	2.06%
John M. Petersen - Director	10,000	10,000	**
Phillip S. Rowley - Chairman	10,000	10,000	**
Linda M. Tubbs - Director	10,000	10,000	**
Lynda Altman - VP, Administrative Officer & Secretary	13,801	12,150	**
Donna P. Gardner - VP & CFO	68,140	20,500	1.63%
Sue Rodgers - VP Cowlitz Bank/Information Technology	6,103	3,600	**
Loree Vandenberg - VP & General Auditor	9,000	9,000	**

All directors and executive officers as a group	464,316	304,750	11.12%

5% Shareholders
Benjamin Namatinia -	744,582	-	17.84%

*Includes options exercisable within 60 days
**Less than 1%

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and all persons who own more than ten percent of the outstanding shares of the Common Stock of the Company (referred to as the "ten percent shareholders") to file initial reports of beneficial ownership and all subsequent changes in beneficial ownership of the Common Stock and other equity securities of the Company with the Securities and Exchange Commission.

Based solely on review of copies of the forms provided to the Company and the representations by the executive officers, directors and ten percent shareholders, the Company believes, to the best of its knowledge, that all Section 16(a) filing requirements were satisfied for the fiscal year ending December 31, 2004.

AGENDA ITEM 1 - ELECTION OF DIRECTORS

The Company's Articles of Incorporation and Bylaws provide that directors are elected to serve one-year terms of office. The Articles of Incorporation establish the number of directors between five and ten, with the exact number to be fixed from time to time by resolution of the Board of Directors. The number of directors is currently set at seven.

Seven directors have been nominated for election at the Annual Meeting to serve until the 2006 Annual Meeting of shareholders and until the director's successor is elected and qualified, or until there is a decrease in the number of directors.

Unless authority to vote is withheld on a proxy, properly executed proxies will be voted FOR the nominees identified below. Each of the nominees has consented to serve as a director. If any nominee becomes unable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee named by the Board. We have no reason to believe any nominee will be unavailable. All nominees are currently Directors.

The Board of Directors has nominated

Mark F. Andrews, Jr.
Ernie D. Ballou
Richard J. Fitzpatrick
John S. Maring
John M. Petersen
Phillip S. Rowley
Linda M. Tubbs

The Board of Directors recommends a vote FOR election of the seven nominated directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Mark F. Andrews, Jr. , 72, has served on the Board of Directors since its incorporation in 1991. He has served as a director of Cowlitz Bank since 1988. Mr. Andrews' principal occupation is the management and operation of tree farms. Mr. Andrews is a retired attorney and court commissioner. Mr. Andrews serves as Chairman of the Compensation Committee. He also serves on the Audit and Corporate Governance Committees.

Ernie Ballou, 56, has served on the Board of Directors since May 2003. He has served as EVP & Chief Credit Administrator of Cowlitz Bank since January 2003 and has served on the Cowlitz Bank Board of Directors since February 2003. Mr. Ballou has thirty years of lending experience, including twenty-five years with First Interstate Bank, most recently serving as Senior Vice President and Senior Credit Administrator for the Northwest Region. Prior to joining Cowlitz, from 1998, Mr. Ballou was self employed, initiating credit training seminars and conducting independent credit reviews for banking institutions.

Richard J. Fitzpatrick, 55, has served as President/CEO of Cowlitz Bancorporation and Cowlitz Bank since March 2003. He has served on the Boards of Directors of Cowlitz Bancorporation and Cowlitz Bank since March 2003, as well. Prior to joining Cowlitz, Mr. Fitzpatrick spent nine years with Banknorth Group Inc., most recently as Regional President, responsible for operations in Vermont and New York. Other positions he held include, Chief Banking Officer responsible for Banknorth Group Inc.'s seven banks, and President and Chief Executive Officer of Howard Bank, a subsidiary of Banknorth Group, Inc.

John S. Maring, 68, has served on the Board of Directors since July 2000, currently serving as Vice Chairman. Mr. Maring serves as Chairman of the Cowlitz Bank Board of Directors. Mr. Maring is President, CEO and Chairman of Maring & Assoc., a real estate brokerage and development company. In serving as Chairman of Workplace Health, Mr. Maring has been involved with the development of its e-commerce system and processes for drug testing products. He has been the director and founder of Kazak-American College in Ust-Kamegogorsk, Kazakstan from 1996 to present, and was awarded a doctorate from the Kazak American University. Mr. Maring is Chairman of the Audit Committee. He also serves on the Compensation and Corporate Governance Committees.

John M. Petersen, 54, was appointed to the Board of Directors of Cowlitz Bancorporation and Cowlitz Bank in September 2004. Mr. Petersen is an active community leader in the Portland area, with a diverse background in corporate, legal, finance, credit, management, and marketing of local, regional, and national banking and financial services. He has served as Director and Manager of the L.J. Melody & Company, a commercial real estate investment banking firm, since 2001. Prior to joining L.J. Melody, John held several senior positions at Bank of America and Security Pacific Bank. Mr. Petersen serves on the Audit Committee, the Compensation Committee, and the Corporate Governance Committee.

Phillip S. Rowley, 57, was appointed to the Cowlitz Bancorporation and Cowlitz Bank Board of Directors in August 2003. Mr. Rowley has served as Chairman of the Cowlitz Bancorporation Board since March 2004. Mr. Rowley is currently the President and CEO of Treasury Management Services, Inc., providing consulting in asset/liability management, investment portfolio management, and corporate funding strategies, as well as board and executive management training in these associated areas of banking, since 1998. He serves on the faculties of several premier banking schools. Mr. Rowley has held several positions for various banks during his 34-year banking career. He serves as Chairman of the Corporate Governance Committee. Mr. Rowley also serves on the Compensation and Audit Committees.

Linda M. Tubbs, 57, was appointed to the Cowlitz Bancorporation and Cowlitz Bank Board of Directors in September 2004. Ms. Tubbs is very active in the Vancouver, Washington community. She retired from Wells Fargo in 1998, as an Executive Vice President, managing commercial banking in Oregon, Washington, Idaho, and Utah. Ms. Tubbs currently serves as Vice Chairman of the Portland Schools Real Estate Trust. She is also a board member for Oregon Public Broadcasting. Ms. Tubbs serves on the Audit Committee, the Compensation Committee, and the Corporate Governance Committee.

INFORMATION REGARDING EXECUTIVE OFFICERS

The age, position, and experience of the Company's executive officers, other than directors, Richard J. Fitzpatrick and Ernie D. Ballou, about whom information is provided above, are as follows:

Donna Gardner, 56, joined the Company in 1981. She has over thirty-eight years of banking experience and currently holds the position of Vice President and Chief Financial Officer of the Company. Ms. Gardner also holds the position of Executive Vice President/Retail Banking and Operations of Cowlitz Bank.

Loree Vandenberg, 40, joined the Company in 2003. Prior to joining the company she held the position o audit manager for First Consumers Bank and also performed audit consulting services. Ms. Vandenberg has over fourteen years of experience in the Audit, Risk Management, and Information Technology fields. Ms. Vandenberg currently holds the position of Vice President /General Auditor of the Company.

INFORMATION REGARDING OTHER KEY PERSONNEL

The age, position, and experience of the Company's other key personnel, about whom information is provided above, are as follows:

Lynda Altman, 42, joined the Company in 1997. Ms. Altman has over thirteen years banking experience. She currently holds the position of Corporate Secretary and Vice President/Administrative Officer of the Company.

Sue Rodgers, 46, joined the Company in 1981. Ms. Rodgers has supervised the Information Technology department since 1985. She is currently Vice President/Information Technology of Cowlitz Bank.

CORPORATE GOVERNANCE

The Board of Directors conducts its business through meetings of the Board and through the Audit Committee, the Compensation Committee, and the Corporate Governance Committee. During 2004, the Company held twelve regular meetings and three special meetings of the Board, as well as committee meetings. Each director serving in 2004 attended at least 75% of the regular meetings, special meetings, and committee meetings on which they served.

The Board of Directors has reviewed each board member's relationship to the company to determine board independence, and has determined that the following board members qualify as independent: Mark F. Andrews, Jr., John S. Maring, John M. Petersen, Phill S. Rowley, and Linda M. Tubbs. The Audit Committee operates pursuant to a written charter, which was amended in February 2004. A copy of the Audit Committee Charter is available on our website, www.cowlitzbancorp.com. The primary responsibilities of the Audit Committee are to recommend the selection of the Company's independent auditors, review with the independent auditors the Company's financial statements to determine if the Company is applying the appropriate accounting policies, and consult with the independent auditors on the Company's internal accounting controls. Each member of the Audit Committee is an independent director as defined under Rule 4200(a)(15) of the NASDAQ listing standards. The Board believes that each of the current members of the committee has employment experience that provides them with appropriate financial sophistication to serve on the committee. In addition, the Board has reviewed the qualifications of the members of the committee and has determined that Phillip S. Rowley possesses the requisite financial knowledge and experience to qualify as an "audit committee financial expert". The Audit Committee of the Cowlitz Bancorporation met four times in 2004.

The Compensation Committee operates pursuant to a written charter amended in February 2004. A copy of the Compensation Committee Charter is available on our website, www.cowlitzbancorp.com. The Compensation Committee reviews and approves compensation for Company executives, including salaries and bonus plans, equity incentive grants and other benefits. The committee also oversees the Company's Stock Incentive Plan and Employee Stock Purchase Plan. The Compensation Committee met five times in 2004

The Corporate Governance Committee meets at least twice annually to assist the Board of Directors in identifying qualified individuals to become board members, determining the composition of the Board and its committees, developing and implementing effective corporate governance policies and procedures, developing and enforcing the Code of Business Conduct, monitoring a process to assess the effectiveness of the Board, its members, and its committees, and ensuring the Company is in compliance with NASDAQ listing standards. The Corporate Governance Committee met six times in 2004.

NOMINATION PROCEDURES

The Company does not have a separate nomination committee of our board of directors. The Corporate Governance Committee, which has a charter and consists entirely of independent directors, performs the functions of a nominating committee. The Corporate Governance Committee Charter includes factors that the committee will consider in potential board candidates including business experience, other directorships, personal skills and expertise in technology, finance, marketing, financial reporting and areas unique to the Company.

A shareholder may recommend a candidate for consideration and that recommendation will be reviewed and evaluated by the Corporate Governance Committee. The committee will use the same procedures and criteria for evaluating potential nominees recommended by shareholders as it does for potential nominees selected by the Company. Shareholder recommendations for Board candidates should be submitted to the Company's Corporate Secretary, Lynda Altman, at Cowlitz Bancorporation, 927 Commerce Avenue, Longview, Washington 98632. In 2004, the Company did not receive any recommendations for Board candidates from shareholders. In 2004, the Company did not hire any third party to recommend potential Board candidates. When there is a vacancy on the Board, or when the Corporate Governance Committee recommends expanding the Board, the committee generally consults with business associates, community leaders, legal counsel and other professionals to identify potential candidates.

In addition, our Bylaws permit shareholders who are entitled to vote at the annual meeting to nominate individuals to stand for election provided notice of such nomination is received by the Secretary of the corporation at our principal executive offices in Longview at least 45 days before the date on which we first mailed our proxy materials for the prior year's annual meeting of shareholders. This year, we did not receive any such nominations. The nomination notice must state the name of the nominee, the number of shares held of record by the nominating shareholder and any other shares that are directly or indirectly beneficially owned by each nominee, all information regarding each nominee that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934. The notice must also be accompanied by a signed consent from each proposed nominee that such nominee consents to being named in and having information regarding such nominee included in any proxy materials or other communications to shareholders if the corporation chooses to do so and agreeing to serve as a director of the corporation if elected.

In September 2004, John M. Petersen and Linda M. Tubbs joined the Board of Directors. Mr. Petersen was introduced to the Board of Directors by Director Maring, who knew Mr. Petersen professionally and personally. Ms. Tubbs was known by Chairman Rowley and Director Ballou from previous banking positions they have each held. Through subsequent interviews with Corporate Governance Committee and the inside Directors, it was determined that Mr. Petersen's & Ms. Tubbs' banking experience, directorship experience, and other personal skills would be a compliment to the existing Board membership.

CODE OF CONDUCT

The Company has adopted a Code of Conduct Policy. The Policy requires all employees and directors to avoid conflicts of interest, comply with all laws and regulations, conduct business in an ethical manner, adhere to appropriate confidentiality standards, and act in the Company's best interest. A copy of our Code of Ethics and Business Conduct, is available on our website, www.cowlitzbancorp.com.

COMPENSATION COMMITTEE REPORT

The Company's executive compensation program is designed to attract, motivate and retain key executive officers and to focus the executives' efforts on the Company's primary goals and objectives intended to promote long-term business success and increased shareholder value. Individual compensation will vary based on each person's individual performance, overall value to the business, and contribution to and responsibility for implementing and advancing the Company's business strategies. We believe an effective compensation program should create a strong link between an executive's total earnings opportunity and the Company's short term and long term performance based on the achievement of pre-determined financial targets and operational goals and objectives; and provide executives with competitive compensation that maintains a balance between fixed and variable compensation components while permitting flexibility in designing individual compensation to attain specific Company goals and objectives.

The compensation package for our executive officers is comprised of four main components: Base Salary, Bonus, Equity Compensation and Retirement Benefits.

Base Salary. Base salaries are intended to be competitive relative to similar positions at companies of comparable size in our business, permitting the Company to pay base salaries to help attract and retain high quality employees. The committee has the discretion to adjust salaries based on skill level of the executive.

Bonus. We have adopted a bonus plan that provides a variable cash payment opportunity based on individual and Company performance. For 2004, the performance criteria included improved income, improved Return on Assets, satisfactory regulatory compliance, and improvements to products, sales, and processes. The bonus plan compensates executives for obtaining short term goals and objectives designed to promote long-term growth and shareholder value.

Equity Compensation. Our long-term incentive plan is generally made available to management in the form of stock options and restricted stock grants, which provides an additional incentive to participate in the long-term success of the Company, retain executive officers and align the interests of shareholders and management.

Retirement Benefits. Retirement benefits have become an important element of a competitive compensation program for attracting senior executives. The Company's executive compensation program includes matching contributions for 401(k) plan, and discretionary profit sharing as an additional non-matching component of the 401(k) plan. The President/CEO also has a SERP agreement.

The Compensation Committee is responsible for administering the Company's executive compensation program. In conjunction with management and the Board of Directors, the Compensation Committee develops compensation plans for the Company. Relying on these plans, the Compensation Committee determines the compensation of the CEO and Chief Credit Administrator. The CEO presents to the Committee his assessment of other executives, their accomplishments, and individual and corporate performance relative to these approved plans and recommends compensation packages for these other executives to the Compensation Committee for review and approval. The Compensation Committee is also responsible for reviewing and recommending for board approval the annual compensation for board members.

The Compensation Committee relies on various industry compensation surveys, including the Northwest Financial Industry Salary Survey and public information, provided by our HR department, to establish the compensation levels of executive officers employed by financial institutions in the Pacific Northwest that are similar in size and performance. Using the information provided by this research, along with other factors such as meeting organizational goals, implementation of business strategies, specific and overall performance, and shareholder value, the Compensation Committee considers the appropriate combination and amount of salary, bonus, and equity based compensation to accomplish the Company's compensation goals and objectives.

Annually, the Compensation Committee reviews the current compensation package of the CEO in the context of the past year's performance and determines the appropriate bonus based on that year's established performance criteria under the approved bonus plan and considers new criteria for the coming year. This review entails a review of the entire compensation package, including perquisites, health, medical and life benefits, retirement benefits, valuation of equity compensation and the cost of each to the Company.

In 2004, the Company increased its after-tax income, exceeded the target for after tax return on assets, reduced its non-performing assets portfolio and experienced growth in its loan portfolio all significantly beyond the target level. Over the last couple years, the Company also has made notably consistent improvements in its overall regulatory compliance. For 2005, the base salary of the CEO was not increased, but he was awarded an additional $10,000 in lieu of the salary increase, based on the above factors. The Compensation Committee awarded a total bonus to the CEO in the amount of $129,700, and, as future incentive, granted the CEO options to purchase 25,000 shares of Company stock at $10.91 per share. Additionally, in accordance with its terms, the Company also funded the SERP plan of the CEO in the amount of $42,000.

The bonus performance criteria for 2005 has been revised to focus more on after tax return on assets and growth in the loan portfolio. The CEO may earn up to 48% of his annual salary in bonus.

Submitted by the Compensation Committee: Mark F. Andrews, Jr., Chairman John S. Maring, John M. Petersen, Phillip S. Rowley, and Linda M. Tubbs

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth the annual compensation earned during 2001, 2002, and 2003, by the Company's CEO and each of the Company's other executive officers earning in excess of $100,000 in salary, bonus, and other compensation during the last fiscal year (the "Named Executive Officers"). Richard Fitzpatrick, Ernie Ballou, and Loree Vandenberg joined the Company in 2003.

						Stock
			Other Annual		All Other	Option
Name and Position	Year	Salary	Compensation*	Bonus	Compensation+	Grants#

Richard J. Fitzpatrick	2004	$248,089	$16,978	$129,700	-	25,000
President & CEO	2003	$197,916	$11,288	$104,500	$61,796	100,000

Ernie Ballou	2004	$167,742	$19,603	$60,480	-	15,000
Vice President	2003	$155,898	$16,068	$52,800	$11,085	60,000

Donna P. Gardner	2004	$96,790	$4,709	$16,715	-
Vice President & CFO	2003	$85,000	$6,000	$14,025	-	30,000
	2002	$81,250	$4,995	$4,000	-	-

Loree Vandenberg	2004	$105,000	$4,070	$18,900	$15,954	5,000
VP & General Auditor	2003	$46,240	-	$8,662		20,000

*Includes auto expense, and Company contribution to 401(K) Plan.
+Includes moving expenses for Mr. Fitzpatrick, Mr. Ballou, and Ms. Vandenberg
#Options reported for 2004 were granted on January 3, 2005 for services performed in 2004.

Stock Options. The following table sets forth information concerning the award of stock options to the Named Executive Officers on January 3, 2005 for services performed in 2004. Options were 100% vested at grant.

					Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of
	Securities	Options/SARs	Exercise		Stock Price
	Underlying	Granted to	or Base		Appreciation for
	Options/SARs	Employees	Price	Expiration	Option Term *
Name	Granted (#)	Fiscal Year	($/Share	Date	5% ($)	10% ($)

Richard J. Fitzpatrick	25,000	22.3%	$10.91	01-03-2015	$171,500	$434,750

Ernie Ballou	15,000	13.4%	$10.91	01-03-2015	$102,900	$260,850

Loree Vandenberg	5,000	4.5%	$10.91	01-03-2015	$34,300	$86,950

*

These assumed rates of appreciation are provided in order to comply with the requirements of the Securities and Exchange Commission (the "SEC") and do not represent the Company's expectation or projections as to the actual rate of appreciation of the Common Stock. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date options were granted over the full option term. The actual value of the options will depend on the performance of the Common Stock and may be greater or less than the amounts shown.

The table below provides information on exercises of options during 2003 by the Named Executive Officers and information with respect to unexercised options held by the Named Executive Officers at December 31, 2003, and include options granted on January 3, 2005 for services performed in 2004:

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

Number of Securities
			Underlying Unexercised	Value of Unexercised in-
	Shares		Options/SARs at Fiscal	the-Money Options/SARs at
	Acquired on	Value	Year-End (#)	Fiscal Year-End ($)
Name	Exercise (#)	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

Richard J. Fitzpatrick	-	-	65,000/60,000	$99,350/$140,400
Ernie Ballou	-	-	39,000/36,000	$59,730/$84,420
Donna P. Gardner	-	-	20,500/18,000	$37,370/$7,380
Loree Vandenberg			13,000/12,000	$21,350/$30,300

Employment Agreements. Richard J. Fitzpatrick entered into an employment agreement with the Company on February 21, 2003, which has a five-year term, with the agreement that on the third anniversary and each anniversary thereafter the term shall be extended for an additional one year period unless either party delivers written notice of its intent not to extend the term. The term will end, however, no later than the anniversary following Mr. Fitzpatrick's sixty-fifth birthday. Under the employment agreement, Mr. Fitzpatrick's initial base salary was $237,500 per year, subject to annual review and appropriate upward adjustments. Under the agreement, Mr. Fitzpatrick is entitled to receive at least 30% annual bonus and additional stock options, provided specific performance goals are met.

If Mr. Fitzpatrick's employment is terminated without cause by the Company, or if he terminates for good reason, he will receive his monthly base salary for the balance of the term, become fully vested in all retirement benefits and stock, and receive all benefits for the balance of the then existing term. If employment is terminated within two years of a change in control, Mr. Fitzpatrick is entitled to receive a lump sum amount equal to three times the sum of his highest annual base salary and highest annual bonus plus the value of payments the Company would have made under certain benefit plans. The lump sum payment is payable within 60 days of termination, not to exceed Internal Revenue Code 280G limits.

The agreement contains a covenant not to compete during the employment period and for a period following termination equal to the number of months for which Mr. Fitzpatrick is entitled to severance payment of employment or twelve months, whichever is greater.

Ernie Ballou entered into an employment agreement with the Company on January 13, 2003. Mr. Ballou's initial base salary was $160,000 per year, subject to annual review and appropriate upward adjustments. Mr. Ballou is entitled to receive up to 25% of his base salary as annual bonus and additional stock options, provided specific performance goals are met.

Mr. Ballou's employment agreement was modified on April 28, 2004, and now provides one year base salary if Mr. Ballou is terminated without cause by the Company, or if he terminates for good reason, after the first year anniversary of the contract. The prior agreement provided that he would receive six months base salary in those circumstances. If employment is terminated within two years of a change in control, Mr. Ballou is entitled to receive 24 months of base salary, two times the amount of his highest bonus paid in the two years preceding termination, and continuing insurance benefits for the shorter of 24 months or the full COBRA period. The lump sum payment is payable within 60 days of termination. The agreement contains a covenant not to compete during the employment period and for a six month period following termination.

Donna Gardner negotiated an "executive severance agreement" with the Company on October 20, 1994, which provide that upon involuntary termination within three years after a change of control, Ms. Gardner shall be entitled to receive 12 months base salary.

DIRECTORS' COMPENSATION

Directors are paid the following fees for meetings attended:

	Personal Attendance	Call-In Attendance
Cowlitz Bank Board of Directors:	$500.00
Cowlitz Bancorporation Board of Directors:	$500.00
Special Board of Directors:	$600.00	$300.00

Audit Committee:
Chairman	$500.00
Members	$300.00	$200.00

Compensation Committee:
Chairman	$300.00
Members	$200.00	$100.00

Corporate Governance Committee:
Chairman	$300.00	$100.00
Members	$200.00

Stock Options. John Petersen and Linda Tubbs each received 10,000 options upon joining the Board of Directors in September 2004. The options were 100% vested upon award, and were awarded as an incentive to attract qualified directors, as well as to encourage company performance. All vested options are reflected in the table on page 2.

STOCK PRICE PERFORMANCE GRAPH

The following chart compares the annual percentage change in the cumulative total return of Cowlitz Bancorporation common stock during the period commencing December 31, 1999 and through the fiscal years ended December 31, 2004, with the total return index for the Nasdaq Stock Market (US

Companies) and the total return index for Nasdaq Bank stocks. This comparison assumes $100.00 was invested on December 31, 1999, in Cowlitz common stock and in the comparison indices, and assumes reinvestment of all cash dividends prior to any tax effect and retention of all stock dividends. Price information for the chart was obtained using the Nasdaq closing price as of that date.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG COWLITZ BANCORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX AND THE NASDAQ BANK INDEX

* $100 invested on 12/31/99 in stock or index- including reinvestment of dividends. Fiscal year ending December 31.

RELATED PARTY TRANSACTIONS

From time to time, the Company has outstanding loans to directors, their spouses, associates, and related organizations. All such loans are made in the ordinary course of business and on substantially the same terms and conditions, including interest rate and collateral required, as comparable transactions with unaffiliated parties. Such loans do not involve more than the normal risk of collectibility or present other unfavorable features. Currently there is one such outstanding credit line, to Director Mark Andrews, with a zero balance.

AUDIT COMMITTEE REPORT

The Audit Committee of Cowlitz Bancorporation has reviewed and discussed with management the Company's audited consolidated financial statements as of and for the fiscal year ended December 31, 2004. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors' independence. The Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Submitted by the Audit Committee: John S. Maring, Chairman

Mark F. Andrews, Jr., John M. Petersen, Phillip S. Rowley, and Linda M. Tubbs

AUDITORS

Moss Adams LLP serves as our independent public accountant. Representatives of Moss Adams LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is expected that such representatives will be available to respond to appropriate questions.

Audit Fees. The aggregate fees billed by Moss Adams LLP for the audit of the Company's annual consolidated financial statements for the fiscal year ended December 31, 2004 and the review of the consolidated financial statements included in the Company's filings on Form 10-Q for fiscal 2004 were $111,127 and for fiscal 2003 were $97,400.

Audit-Related Fees. In 2004, audit-related fees were $10,373. In 2003, the audit-related fees were $19,000, and included the audit of the Company's Retirement Savings Plan for 2002 and 2001.

Financial Information Systems Design and Implementation Fees. There were no fees billed by Moss Adams LLP to the Corporation for financial information systems design and implementation fees for the fiscal year ended December 31, 2004.

Tax Fees. Tax fees for the year 2004 were $14,144 and $8,500 for the year 2003, relating to filing of Federal and Local Tax Returns.

All Other Fees. There were no fees billed to the Company for other services rendered by Moss Adams LLP for the fiscal year ended December 31, 2004. For the year ended December 31, 2003, other fees were $4,700.

Pre-Approval Policies. The services performed by Moss Adams LLP in 2004 were pre-approved by the Audit Committee, prior to commencement of service, in accordance with the committee's pre-approval policy and procedures. Moss Adams LLP may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002.

Independence. The Audit Committee has determined that the provision of services rendered above is compatible with maintaining Moss Adams LLP's independence.

SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

The Company must receive a shareholder proposal on or before December 22, 2005 to consider it for inclusion in the Company's proxy statement and form of proxy relating to the Company's Annual Meeting of Shareholders in 2005. If a proposal is submitted by March 7, 2006, the proposal may be presented at the annual meeting, but may not be included in the proxy. A proposal submitted after March 7, 2006, will be considered untimely. The Company's address for submitting proposals is P.O. Box 1518, Longview, Washington 98632.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The Company's 2004 Annual Report to Shareholders, including financial statements prepared in conformity with generally accepted accounting principles, is being mailed to shareholders with these proxy materials. Any shareholder that has not received a copy of such Annual Report may obtain a copy by writing the Company or requesting a copy at www.cowlitzbancorp.com.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described in this Proxy Statement. If any other business should properly be presented for consideration at the annual meting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interest of Cowlitz Bancorporation.

7468-CowlitzBan_r0_3.9.05 3/9/05 10:54 AM Page 1

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR election of the director-nominees identified by the Board of Directors.

Please Mark Here for Address Change or Comments **SEE REVERSE SIDE** ☐

1. ELECTION OF DIRECTORS.

01 Mark F. Andrews, Jr.
02 Ernie D. Ballou
03 Richard J. Fitzpatrick
04 John S. Maring
05 John M. Petersen
06 Phill S. Rowley
07 Linda M. Tubbs

FOR the nominees listed (except as marked to the contrary)	WITHHELD AUTHORITY to vote for all nominees listed
☐	☐

(Instruction: To withhold authority to vote for any nominee, write that nominee's name on the line below.)

____

Signature____________________ Signature____________________ Date__________, 2005

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

The Annual Meeting of Shareholders
will be held at 10:00 a.m. Pacific time on Friday, May 27, 2005 at the Monticello Hotel Ballroom, 1405 17th Avenue, Longview, Washington.

YOUR VOTE IS IMPORTANT!

Mark, sign and date your proxy card and return it promptly
in the enclosed envelope.

PLEASE VOTE

7468-CowlitzBan_r0_3.9.05 3/9/05 10:54 AM Page 2

Cowlitz Bancorporation

Proxy for Annual Meeting of Shareholders to be Held on May 27, 2005

The undersigned hereby names, constitutes and appoints Richard J. Fitzpatrick and Phill S. Rowley, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Cowlitz Bancorporation to be held at 10:00 a.m. on Friday, May 27, 2005, and at any adjournments or postponements thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on March 21, 2005, with all the powers that the undersigned would possess if he or she were personally present.

(continued and to be signed and dated on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ **FOLD AND DETACH HERE** ▲

You can now access your Cowlitz Bancorporation account online.

Access your Cowlitz Bancorporation, shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Cowlitz Bancorporation, now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time